                                                             Exhibit (e)(4)(xix)
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                                   AGREEMENT

          AGREEMENT, dated as of September 14, 1998, by and between SENSORMATIC ELECTRONICS CORPORATION, a Delaware corporation having its principal place of business at 951 Yamato Road, Boca Raton, Florida 33431 ("Sensormatic"), and JOHN
P. SMITH, an individual whose address is 2202-2204 Courtside, Boca Raton, Florida 33433 ("Executive").

                              W I T N E S S E T H:
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          WHEREAS, Executive is an employee of Sensormatic, with the title of Vice President and President-International Retail Operations, and is expected to make a significant contribution to the performance and growth of Sensormatic;

          WHEREAS, the Board of Directors of Sensormatic recognizes that, as is the case with many publicly-held corporations, the possibility of a Change in Control (as defined below) exists and that such possibility, and the uncertainty which it may raise among Sensormatic's management, may result in the distraction or departure of management personnel to the detriment of Sensormatic and its stockholders, particularly at a time when Sensormatic is placing heavy demands on its management in connection with its efforts to expand its product lines and markets, restructure its operations and reduce its expenses;

          WHEREAS, the Board of Directors of Sensormatic has determined that the continued services of Executive to Sensormatic are in the best interest of Sensormatic and its stockholders and desires to assure such continued services by agreeing to provide to Executive certain rights as to termination compensation in the event of a Change in Control;

          WHEREAS, the Board of Directors of Sensormatic believes that the grant of such rights to Executive will help assure Executive's continuing dedication to his duties to Sensormatic, notwithstanding the occurrence of any Change in Control, and, in particular, will enable Executive to objectively and impartially assess, and advise the Board of Directors with respect to, any proposal received by Sensormatic regarding a Change in Control and to take such action regarding any such proposal as the Board of Directors may deem to be appropriate; and

          WHEREAS, Sensormatic and Executive are parties to an Agreement dated September 14, 1998 (the "Officer Agreement");

          NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

          1.  Term.
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          (a) The term of this Agreement shall commence on the date hereof (which for all purposes of this Agreement shall mean the date first above written) and shall continue until a Change in Control shall occur and for so long thereafter as Sensormatic has or may have any obligations under Sections 6, 7, 8, 12, 13 or 15 hereof.

          (b) Notwithstanding the provisions of Section 1(a) hereof, Sensormatic shall have the right to terminate this Agreement, effective on any anniversary of the date of this Agreement, provided that no Change in Control shall have occurred and no Attempted Change in Control (as defined below) shall have occurred and then be pending. In the event that any Attempted Change in Control is not followed by a Change in Control and is no longer pending, Sensormatic shall again be entitled to terminate this Agreement as provided in the first sentence of this Section 1(b). Sensormatic may effect a termination of this Agreement hereunder solely by notifying Executive thereof at least 30 days prior to the relevant anniversary date hereof.

          (c) Notwithstanding the provisions of Sections 1(a) and 1(b) hereof, this Agreement shall terminate automatically in the event of the voluntary or involuntary termination of Executive's employment with Sensormatic prior to the occurrence of a Change in Control, so long as, at the time of such termination of employment, no Attempted Change in Control shall have occurred and then be pending. Notwithstanding anything contained in this Agreement to the contrary, if Executive's employment is terminated by Sensormatic prior to a Change in Control, which Change in Control occurs, and Executive reasonably demonstrates that such termination was at the request of a third party who effectuates such Change in Control or that such termination was directly related to such Change in Control, then for all purposes of this Agreement, Executive shall be entitled to the payments and other benefits provided under this Agreement as if such termination had occurred following such Change in Control.

          2.  Salary and Bonus.  Executive's present base salary is $200,000 per
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year and Executive's target bonus is deemed to be $100,000 per year. After the date of this Agreement, Executive's annual base salary and target bonus may be increased or decreased as determined by the chief executive officer of Sensormatic and approved by Sensormatic's Board of Directors or any compensation committee thereof, except as otherwise provided by the Officer Agreement, provided, however, that none of the following shall be effective during the pendency of an Attempted Change in Control or in the event of a Change in Control or at any time within 36 months after a Change in Control has occurred:
(i) any decrease in Executive's annual base salary or target bonus from the amounts set forth above (or any greater amounts subsequently so determined and approved), or (ii) any change in the formula then in effect for calculation of Executive's bonus that could be reasonably anticipated to result in a decrease in the amount payable thereunder.

          3.  Fringe Benefits.  Sensormatic currently provides to Executive
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the fringe benefits listed below, without cost to Executive, and, while nothing in this Agreement shall be deemed to require Sensormatic to continue any such benefits or to prohibit Sensormatic from modifying any such benefits in any respect, except that there shall be no material reduction in any such currently provided benefits (and there shall be no material reduction in any additional benefits subsequently approved by Sensormatic's Board of Directors or any Committee thereof) during the pendency of an Attempted Change in Control or in the event of a Change in Control or at any time within 36 months after a Change in Control has occurred (and, in addition, there shall not, at any time following a Change in Control, be any change in the non-qualified retirement plan or plans of the Corporation for key executives in which Executive is a participant, as listed on Schedule I hereto, or any similar or successor plan (the "Retirement Plan", which shall include, for all purposes of this Agreement, any agreement between Sensormatic and Executive under any such Plan) resulting in a reduction of Executive's benefits thereunder), it is anticipated that such benefits (together with any such additional benefits) shall continue to be provided to Executive on the same or a substantially similar basis in the future in accordance with the terms of the applicable benefit plans and policies:

          (a) group medical and group dental plans in which Executive and his eligible dependents-are-participants;

          (b) life insurance on Executive's life and accidental death and dismemberment insurance, each equal to two times Executive's annual base salary (but not to exceed $800,000 or such greater amount as may be established by Sensormatic for such purposes from time to time);

          (c) participation in Sensormatic's retirement and/or profit sharing plans (including the Retirement Plan) and in Sensormatic's annual contributions, if any, thereto, provided that such participation is contingent on Executive's continued qualification prior to any such Change in Control or Attempted Change in Control as an eligible participant under the provisions of such plans as then in effect and on Executive's election to continue his participation in such plans;

          (d) the use of a Sensormatic owned or leased automobile or payment of its equivalent allowance, and comprehensive insurance protection on such vehicle;

          (e)  disability income protection;

          (f) reimbursement of Executive for reasonable travel and entertainment expenses incurred by Executive in connection with the business of Sensormatic; and

          (g) the provision to Executive of office space befitting Executive's position, secretarial help, and access to WATS lines.

Further, Sensormatic expects that, during the term of this Agreement, and so long as Executive continues to be employed by Sensormatic, Executive's position shall continue to be located in Palm Beach County or Broward County, Florida (or, if Executive's position is located outside of Broward County or Palm Beach County, Florida prior to any Attempted Change in Control or Change in Control, such position shall continue to be located at substantially the same location), and that the duties and responsibilities of Executive's position shall not be significantly diminished.

          4.  Employment Commitment.  As partial consideration for the benefits
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available to Executive under this Agreement, Executive hereby agrees to remain as an officer and employee of Sensormatic during any Attempted Change in Control and for a period of six months immediately after a Change in Control first occurs (the "Commitment Period"), and during the Commitment Period to devote substantially all his business time and efforts to the business and affairs of Sensormatic, provided that Executive shall be entitled to terminate his employment by Sensormatic during an Attempted Change in Control or at any time following a Change in Control in circumstances which constitute an involuntary termination pursuant to Section 10 hereof. Executive's participation in other businesses, as a director or otherwise, with the approval of Sensormatic's Board of Directors (which approval shall be deemed to include the Board of Directors not objecting to such participation following disclosure thereof to the Board of Directors by Executive, and which approval may not be withdrawn following such Change in Control) shall not be deemed to contravene the foregoing provision. In the event that Executive voluntarily terminates his employment with Sensormatic (other than by resignation contemplated in Section 10 hereof) at any time during the Commitment Period, Executive shall not be entitled to any of the benefits provided for in this Agreement, other than those provided under Sections 6(a)(i), 6(a)(ii), 6(a)(iii), 6(a)(iv), 6(b)(ii), 12, 13 and 15 hereof, and shall promptly repay to Sensormatic, on an after-tax basis, any benefits previously received by him pursuant to any provisions of Sections 6 or 7 of this Agreement not referred to in this sentence, but Sensormatic shall have no other remedy for Executive's failure to remain an employee and officer as required by this Section 4. Any amounts or benefits received by Executive pursuant to the Officer Agreement or any other written employment agreement between Sensormatic and Executive or any other compensation plan or arrangement of Sensormatic, even if similar or identical to those to which he would be entitled under this Agreement, shall not be deemed received pursuant to this Agreement or be repayable to Sensormatic for purposes of the preceding sentence.

          5.  Change in Control.
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          (a) For purposes of this Agreement, the term "Change in Control" shall mean a change in control of Sensormatic of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), provided, that, without limitation, such a change in control shall be deemed to have occurred if (i) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, "Person") is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, "Beneficial Owner"), directly or indirectly, of securities of Sensormatic representing 30% or more of the combined voting power of Sensormatic's then outstanding voting securities, (ii) Sensormatic consummates a merger, consolidation, share exchange, division or other reorganization of Sensormatic with any other corporation or entity, unless the shareholders of Sensormatic immediately prior to such transaction beneficially own, directly or indirectly, (A) if Sensormatic is the surviving corporation in such transaction, 60% or more of the combined voting power of Sensormatic's outstanding voting securities as well as 60% or more of the total market value of Sensormatic's outstanding equity securities, (B) if Sensormatic is not the surviving corporation, 80% or more of the combined voting power of the surviving entity's outstanding voting securities as well as 80% or more of the total market value of such entity's outstanding equity securities, or (C) in the case of a division, 80% or more of the combined voting power of the outstanding voting securities of each entity resulting from the division as well as 80% or more of the total market value of each such entity's outstanding equity securities, in each case in substantially the same proportion as such shareholders owned shares of Sensormatic prior to such transaction; (iii) Sensormatic adopts a plan of complete liquidation or winding-up of Sensormatic;
(iv) the shareholders of Sensormatic approve an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of Sensormatic's assets; or (v) during any period of 24 consecutive months, individuals (y) who at the beginning of such period constitute the Board of Directors of Sensormatic or (z) whose election, appointment or nomination for election was approved prior to such election or appointment by a vote of at least two-thirds of the directors in office immediately prior to such election or appointment who were directors at the beginning of such two-year period (other than any directors who prior to the Change in Control were associated or affiliated with any Person involved with any Change in Control or Attempted Change in Control), cease for any reason to constitute at least three-fourths of the Board of Directors of Sensormatic.

          (b) For purposes of this Agreement, an "Attempted Change in Control" shall be deemed to have occurred (i) if any Person files (or fails to file when required to do so) with the Securities and Exchange Commission (the "SEC") a Statement on Schedule 13D relating to voting securities of Sensormatic (A) disclosing the acquisition of 10% or more thereof or (B) while disclosing the acquisition of less than 10% of such voting securities, indicates an intention to effect any of the transactions listed in Item 4 of Schedule 13D or otherwise to effect a Change in Control, (ii) upon the public announcement (including, without limitation, the filing with the SEC of a Statement on Schedule 14D-1) by any Person of an intention to make a tender offer or otherwise to effect a Change in Control, (iii) in the event of any solicitation of proxies for the election of directors of Sensormatic pursuant to Rule l4a-ll of the Rules and Regulations under the Exchange Act or the filing of a Statement on Schedule 14B in anticipation thereof, (iv) the receipt by Sensormatic from any Person of any other communication proposing, or indicating an intention, to effect a Change in Control by the acquisition of voting securities of Sensormatic, the solicitation of proxies for the election of directors or otherwise or (v) if the Board of Directors of Sensormatic or an authorized committee thereof otherwise determines that an Attempted Change in Control is pending. The termination of the pendency of an Attempted Change in Control shall be determined by the Board of Directors of Sensormatic (or an authorized committee thereof); provided, that any
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Attempted Change in Control shall in any event be deemed to have terminated upon the occurrence of a Change in Control.

          (c) A Change in Control shall be deemed, for purposes of this Agreement, to be: (i) "non-approved" if (A) in connection with the consideration thereof by the Board of Directors of Sensormatic, a majority of the Previous Members of the Board of Directors (as defined below), either before or after such Change in Control, (x) votes to disapprove of such Change in Control, (y) votes to approve of such Change in Control, but as a consequence of the existence of a competing proposal for a Change in Control, or (z) otherwise expressly declares that such Change in Control is "non-approved", or (B) a majority of the Previous Members of the Board of Directors neither expressly approves nor disapproves of such Change in Control, or (ii) "approved" if in connection with the consideration thereof by the Board of Directors of Sensormatic, a majority of the Previous Members of the Board of Directors, either before or after such Change in Control, (x) approves of such Change in Control (other than as a consequence of the existence of a competing proposal for a Change of Control) or (y) otherwise expressly declares that such Change in Control is "approved", notwithstanding clause (A) (y) of this Section 5(c). The majority of the Previous Members of the Board of Directors shall indicate its approval or disapproval of a Change in Control by a statement or statements in writing to such effect. For purposes of this Agreement, Previous Members of the Board of Directors shall mean members of the Board of Directors of Sensormatic as of the date of a Change in Control who had been in office for a period of at least two years immediately prior to such Change in Control (other than directors who prior to such Change in Control were appointed or elected as directors as a consequence of their association or affiliation with any Person effecting such Change in Control).

          In addition, notwithstanding any previous determination that a Change in Control was "approved", such Change in Control may subsequently be determined, in good faith, to be "non-approved" by a majority of the Previous Members of the Board of Directors who are then still in office with Sensormatic or a corporate successor of Sensormatic (or if fewer than two such Previous Members of the Board of Directors are still in office, then by a majority of the Previous Members of the Board of Directors, whether or not still in office) within the 36-month period immediately following such Change in Control, if during such period there occur (1) events of the types referred to in Section 10 hereof with respect to individuals who were officers of Sensormatic at the time of the Change in Control, (2) defaults by Sensormatic under this Agreement or any similar agreement, (3) the involuntary termination (other than for cause or in the event of death or permanent disability) of the employment of a number of the officers of Sensormatic who were officers immediately prior to such Change in Control exceeding 40% of the total number of such officers, or (4) the transfer (by sale, merger or otherwise) of all or substantially all the equity securities of Sensormatic acquired by the Person effecting such Change in Control, of all or substantially all the assets of Sensormatic, or of all or substantially all the equity securities of Sensormatic's successor corporation, directly or indirectly, to a third party (other than a majority owned affiliate of such Person). In the event of such a subsequent determination, Executive shall be entitled to all benefits arising under this Agreement out of a "non-approved" Change in Control as if such Change in Control had been deemed "non-approved" initially. Any additional benefits arising out of such "non-approved" Change in Control which Executive is entitled to receive through the date of such determination shall be paid or satisfied promptly by Sensormatic. For purposes of this Section 5(c), the term "officers" shall not include individuals whose only office with Sensormatic is Assistant Secretary or Assistant Treasurer.

          (d) For the purposes of this Section 5, references to provisions of the Exchange Act and rules, regulations and schedules thereunder shall be to such provisions as they are in effect and interpreted as of the date of this Agreement.

          6.  Benefits on "Non-Approved" Change in Control.
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          (a)  Benefits Effective Upon a Change in Control.  In the event a
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"non-approved" Change in Control occurs, Executive shall be entitled to the following benefits:

          (i) All stock options issued by Sensormatic to Executive, whether or not then exercisable, shall remain fully exercisable or shall become fully exercisable immediately (or, notwithstanding the foregoing, in the event of an Attempted Change in Control involving a proposed Reorganization Event (as such term is defined in Section 6(a)(ii) hereof)), such options shall become fully exercisable thirty days before the date of such Reorganization Event), and such options shall remain outstanding and fully exercisable for the stated term thereof or until the later of (A) nine months following the voluntary or involuntary termination of Executive's employment with Sensormatic (or, at the option of Executive, in the case of an incentive stock option, three months following such termination) or (B) the end of the respective post-termination exercisability periods provided for in such options (including if applicable, such periods in the event of death or disability); provided, that in no event shall the term of such options be
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     extended beyond their respective original terms. In addition, any deferred vesting or forfeiture provisions applicable to any shares of Sensormatic stock awarded to or otherwise held by Executive shall be without further force or effect, and Executive shall have the unrestricted right to such shares.

          (ii) In the event that (A) such Change in Control is effected through
     (w) a tender or exchange offer (a "Tender Offer") or (x) any means, in one or more transactions, with the result in either case that any Person becomes the Beneficial Owner, directly or indirectly, of securities of Sensormatic representing 50% or more of the combined voting power of Sensormatic's then outstanding voting securities (any such Change in Control referred to in this clause (A), including pursuant to a Tender Offer, being hereinafter referred to as a "Majority Acquisition"), (B) in connection with, as a result of or within 24 months immediately following a Change in Control, Sensormatic's Board of Directors shall have approved a merger, consolidation, reclassification, reorganization, dissolution, sale of all or substantially all of the assets of Sensormatic or similar event (a "Reorganization Event") as a result of which Sensormatic's Common Stock would cease to be outstanding or (C) in connection with, as a result of or within 24 months immediately following a Change in Control, Sensormatic's Common Stock ceases to be listed for trading on a national securities exchange or quoted through NASDAQ or a comparable securities quotation system, Executive shall have the right, exercisable by written notice given at any time during the 13-month period immediately following the date of such Change in Control (and, if later, the date of any such Majority Acquisition, Reorganization Event or cessation of listing or quotation), to require Sensormatic to purchase:

                (1) any or all stock options issued by Sensormatic to Executive, whether or not then exercisable, and/or any stock options issued upon conversion of or in exchange for any such Sensormatic stock options pursuant to any such Reorganization Event ("Conversion Options"), at a purchase price equal to the excess of the aggregate Fair Market Value (as defined below) of the shares of Sensormatic Common Stock subject to such Sensormatic stock options over the aggregate exercise price of such stock options (or, in the case of any Conversion Options, such amount calculated with respect to the Sensormatic stock options which were converted into or exchanged for such Conversion Options); and/or

                (2) any or all shares of Sensormatic Common Stock held by Executive at or immediately prior to the date of such Change in Control (including any shares of Sensormatic Common Stock (restricted or otherwise, and whether or not vested) awarded to Executive pursuant to any compensation plan or arrangement of Sensormatic) or issued pursuant to the exercise of any such Sensormatic stock options following the date of such Change in Control, and/or (without duplication) any shares or other securities issued upon conversion of or in exchange for any such shares of Common Stock pursuant to any such Reorganization Event ("Conversion Shares"), at a purchase price equal to the aggregate Fair Market Value of such shares (or, in the case of any Conversion Shares issued upon conversion of or in exchange for Common Stock, the Fair Market Value of the shares of Common Stock which were converted into or exchanged for such Conversion Shares); provided, that Sensormatic may offset against the amount so payable for Common Stock or Conversion Shares all amounts outstanding on any loans made to Executive for the purchase of, or payment of taxes relating to, such shares of Common Stock or Conversion Shares, as contemplated by Section 6(a)(iii) hereof or otherwise.

Payment for any such options or shares shall be made by Sensormatic within 10 days after Executive's surrender of any such options, and/or within 10 days after Executive's surrender of the certificates representing any such shares of Common Stock or Conversion Shares (or, if such certificates are in Sensormatic's possession, within 10 days after Executive's notice of exercise under this
Section 6(a)(ii)).

          For purposes of this Section 6(a)(ii), the "Fair Market Value" of a share of Sensormatic Common Stock means the highest fair market value per share of Sensormatic Common Stock of the consideration paid in any transaction by any Person who effects such Change in Control, in connection therewith, whether through open market purchases, Tender Offers, Reorganization Events, private transactions or otherwise.

                (iii) Upon Executive's request, Sensormatic shall lend to Executive, interest free, up to an amount equal to the aggregate exercise price of the options referred to in Section 6(a)(i) hereof, should Executive elect to exercise such options. If requested by Executive, Sensormatic shall also lend to Executive, interest free (or, at Executive's option, provide a guaranty to enable Executive to borrow), up to an amount equal to the percentage specified in Section 6(a)(iv)(A) hereof times the Share Income (as such term is defined in such Section) resulting from such exercise and/or vesting. Such loan or loans shall be due and payable to Sensormatic upon the earliest of (A) the fifth anniversary date of such loan or loans, (B) in the event that Executive's employment with Sensormatic terminates, other than termination by Sensormatic for Cause (as defined in Section 9 hereof, "Cause") upon the expiration of 30 months following such termination, or in the event that Executive's employment is terminated by Sensormatic for Cause, upon the expiration of 30 days after such termination, or (C) promptly (but in any event within five (5) business days) after receipt of the proceeds of sale from the sale of such shares, to the extent of the loan or loans applicable to such sold shares. Executive shall deposit such shares with Sensormatic as security for any such loan, if Sensormatic shall so request. Notwithstanding anything to the contrary contained in this
      Section 6(a)(iii), Sensormatic's Stock Purchase Loan Plan or any promissory note or security agreement executed by Executive pursuant to such Plan, no additional collateral shall be required by Sensormatic in connection with any such loan to Executive, and, if necessary to be in compliance with applicable margin regulations under federal laws, such loans shall be unsecured; and if, because of Internal Revenue Service rules or other rules, Sensormatic is unable to lend such funds to Executive interest free and without any imputation of interest, Sensormatic shall pay Executive a dollar amount of additional compensation which shall equal the amount of interest required to be charged in order to avoid such imputation in such instances and Executive shall then pay Sensormatic the rate of interest on such loan required by law to avoid imputation.

                (iv) (A) If a Majority Acquisition shall have occurred or if, in connection with, as a result of or within 24 months immediately following a Change in Control, either a Reorganization Event shall have occurred or Sensormatic's Common Stock ceases to be listed for trading on a national securities exchange or quoted through NASDAQ or a comparable securities quotation system, then Executive shall have the right, exercisable during the period and in the manner described in Section 6(a)(iv)(B) hereof, to require Sensormatic to purchase any or all of Executive's Option Acquired Shares and Award Shares (as defined below), and/or any or all Conversion Shares issued with respect to any Option Acquired Shares or Award Shares. The price at which Executive shall be entitled to sell any Option Acquired Share to Sensormatic under this Section 6(a)(iv) shall equal the sum of (x) the option exercise price paid (including payments made by promissory notes issued under Sensormatic's Stock Purchase Loan Plan or otherwise) by Executive in acquiring such share, plus (y) an amount equal to a percentage, determined as provided below in this clause (A), of the difference between such option exercise price and the Market Value (as defined below) of a share of Sensormatic Common Stock on the date the share was acquired. The price at which Executive shall be entitled to sell any Award Share under this
     Section 6(a)(iv)(A) shall be equal to the Market Value of such share on the date Executive's right to such share vested, multiplied by the percentage determined as provided below in this clause (A). The price at which Executive shall be entitled to sell any Conversion Shares pursuant to this
     Section 6(a)(iv)(A) shall be calculated as set forth above with respect to Option Acquired Shares or Award Shares, as applicable, based upon the purchase price, date of purchase and Market Value of any Option Acquired Shares, and the vesting date and Market Value of any Award Shares, which were converted into or exchanged for any such Conversion Shares sold. The percentage referred to in this Section 6(a)(iv)(A) shall be equal to the sum of (1) the highest marginal net rate of income tax (federal, state and local) applicable to an individual residing where the Executive resided at the time the Executive reported income ("Share Income") with respect to the Option Acquired Shares or Award Shares, as the case may be, plus (2) the Medicare employee tax rate, plus (3) a percentage equal to (x) that part, if any, of the Share Income that was actually subject to employee Social Security tax, multiplied by (y) the social security employee tax rate, divided by (z) the total Share Income (in each case as applicable at the time such share was purchased by Executive, in the case of any Option Acquired Shares, or at the time Executive's right to such share vested, in the case of any Award Shares). The purchase price payable by Sensormatic shall in all events be equitably adjusted to reflect any stock dividends, stock splits, extraordinary dividends or similar events since the date of acquisition by Executive of any such shares.

          For purposes of this Section 6(a)(iv), the term "Option Acquired Shares" shall mean shares of Sensormatic Common Stock acquired by Executive upon exercise of options granted to Executive, the term "Award Shares" shall mean shares of Sensormatic Common Stock awarded to Executive pursuant to Sensormatic's Stock Incentive Plan or any other compensation plan or arrangement of Sensormatic, other than pursuant to the exercise of options, and the term "Market Value" shall mean the average of the high and low sales prices of a share of such Common Stock on the applicable date (or most recent date on which one or more sales occurred) as reported through NASDAQ or the principal exchange on which such Common Stock was listed for trading.

            (B) Executive may exercise his right to sell Option Acquired Shares, Award Shares and/or Conversion Shares under this Section 6(a)(iv) at any time within 13 months following any of the events specified in the first sentence of Section 6(a)(iv)(A) hereof by giving written notice of such exercise to Sensormatic, which notice shall set forth the Option Acquired Shares, Award Shares and/or Conversion Shares to be sold, the exercise price paid by Executive in acquiring any such Option Acquired Shares or Conversion Shares, the highest marginal tax rates applicable for purposes of the respective calculations specified in Section 6(a)(iv)(A) hereof and the Market Value of the Common Stock or Conversion Shares, as applicable, on each date that any applicable Option Acquired Shares or Conversion Shares to be sold were purchased by Executive or Executive's right to any applicable Award Shares vested, as the case may be. The information set forth in such notice shall be presumed to be correct.

            (C) In addition to the purchase price for the Option Acquired Shares, Award Shares or Conversion Shares being sold to Sensormatic under this Section 6(a)(iv), Sensormatic shall pay to Executive an amount (the "Tax Payment") equal to a percentage (determined pursuant to the following sentence) of the excess, if any, of (l) the product of the number of such Option Acquired Shares, Award Shares and/or Conversion Shares being sold multiplied by the Market Value of a share of Sensormatic Common Stock or Conversion Shares, as applicable, on the Purchase Date (as such term is defined in Section 6(a)(iv)(D) hereof) or such other value of a share of Sensormatic Common Stock or Conversion Shares as may be required to be used to determine the amount, if any, recognizable as ordinary income arising out of the sale of such shares to Sensormatic, over (2) the aggregate purchase price for all such Option Acquired Shares, Award Shares and/or Conversion Shares being sold by Executive. The percentage referred to in the preceding sentence shall be determined in accordance with Section 6(a)(iv)(A) hereof as applicable on the Purchase Date.

            (D) Within 10 days after Executive's surrender of the certificates representing any such Option Acquired Shares, Award Shares and/or Conversion Shares or, if such certificates are in Sensormatic's possession, within 10 days after Executive's notice of exercise under this Section 6(a)(iv) (the "Purchase Date"), Sensormatic shall purchase the Option Acquired Shares, Award Shares and/or Conversion Shares referred to in such notice by paying to Executive (subject to offset as provided in the following sentence) the full purchase price thereof, as calculated under
     Section 6(a)(iv)(A) hereof, plus the Tax Payment applicable thereto. Sensormatic may offset against payment of any or all of such purchase price and the related Tax Payment all or a portion of any indebtedness of Executive then outstanding under Sensormatic's Stock Purchase Loan Plan attributable to any Option Acquired Shares and/or Conversion Shares sold to Sensormatic hereunder.

            (E) Executive's rights under this Section 6(a)(iv) are independent of and not limited by, and do not constitute any limitation of, Executive's rights under Section 6(a)(ii) hereof. Executive may exercise any rights under either Section 6(a)(ii) hereof or this Section 6(a)(iv), in whole or in part (but without duplication), in Executive's sole discretion.

            (v) (A) Subject to Section 4 hereof, if either a Majority Acquisition occurs or, in connection with, as a result of or within 24 months following a Change in Control, a Reorganization Event occurs, then Sensormatic shall pay to Executive (irrespective of whether he is then employed by Sensormatic or its successor; provided, however, that in the
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     event that Executive voluntarily terminates his employment with Sensormatic (other than by resignation contemplated by Section 10 hereof) prior to the occurrence of the event giving rise to the right to receive the cash bonus payment provided for in this Section 6(a)(v), Executive shall have no right to receive such bonus payment), within thirty days after the effective date of such Majority Acquisition or Reorganization Event, as the case may be, a cash bonus payment equal to a percentage (determined pursuant to Sections 6(a)(v)(B) and 6(a)(v)(C) hereof) of Executive's "Special Bonus Base" (as defined below). Executive's Special Bonus Base shall equal one (1) times the greater of (x) the sum of Executive's annual base salary in effect at the end of the last full month preceding the first public announcement relating to the proposed Majority Acquisition or Reorganization Event, as the case may be, plus the bonus paid to Executive by Sensormatic with respect to the most recently completed fiscal year of Sensormatic prior to such month, or (y) the sum of Executive's annual base salary and target bonus as specified in Section 2 hereof.

            (B) The percentage of the Special Bonus Base which Executive shall be entitled to receive under this Section 6(a)(v) shall be calculated on the basis of the Premium (as defined below) paid or offered to holders of Sensormatic's Common Stock in connection with a Majority Acquisition or Reorganization Event. "Premium" shall mean the percentage which results from dividing (1) the amount by which the Event Value (as defined below) exceeds the Pre-Event Share Price (as defined below), by (2) the Pre-Event Share Price. The "Pre-Event Share Price" shall be equal to the average of the closing sales prices (or if there is no sales price, the last bid price) for a share of Sensormatic's Common Stock, as such prices are reported through NASDAQ or the principal exchange on which such shares are listed for trading, on the last business day of each week during the twenty-six weeks immediately preceding the first to occur of (x) the first public announcement relating to any proposed Change in Control or Reorganization Event, or (y) any event resulting in the pendency of an Attempted Change in Control which culminates, directly or indirectly, in the Change in Control giving rise to Executive's rights under this Section 6(a)(v). In the case of any Reorganization Event or Tender Offer, or combination or series of Reorganization Events and/or Tender Offers, "Event Value" shall mean the fair market value of the consideration paid per share of Sensormatic Common Stock pursuant to such Reorganization Event or Tender Offer determined as of the effective date of the Reorganization Event or of the consummation of the Tender Offer, as the case may be, provided that in the event that different prices are paid per share of Sensormatic Common Stock pursuant to such Reorganization Event, Tender Offer or any combination or series thereof, the "Event Value" shall be equal to the fair market value of the aggregate consideration paid pursuant to all such Tender Offers and/or Reorganization Events (determined as of the dates set forth above) divided by the number of shares of Sensormatic Common Stock purchased pursuant to all such Tender Offers and/or Reorganization Events. In case of any other transaction or series of transactions giving rise to the right of Executive to receive the bonus provided for in this Section 6(a)(v), "Event Value" shall mean the highest fair market value of the consideration paid per share of Sensormatic Common Stock pursuant to any such transaction, determined as of the date of payment thereunder. The determination of Event Value shall be conclusively made by an investment banking firm selected by the Previous Members of the Board of Directors who are not entitled to receive bonuses under this Section 6(a)(v) or analogous provisions of other agreements; provided, that in the event that the
                                     --------
     Previous Members of the Board of Directors fail to make such selection within 45 days after consummation of the transaction giving rise to the right to rights under this Section 6(a)(v), or the selected investment banking firm fails to make such a determination within an additional 90 days, Event Value shall be determined by arbitration under Section 16. Sensormatic shall pay all fees and expenses of any such investment banker.
                       ---

            (C) The percentage of the Special Bonus Base which Executive shall be entitled to receive as a bonus under this Section 6(a)(v) shall be 20% if the Premium is at least 20% and shall increase by 3.2% for each one percent (and by a fraction of 3.2% for each fraction of one percent) by which the Premium exceeds 20%. For example, if the Premium were 30%, Executive would be entitled to a bonus of 52% of the Special Bonus Base; if the Premium were 40.5%, Executive would be entitled to a bonus of 85.6% of the Special Bonus Base; and if the Premium were 50%, Executive would be entitled to a bonus of 116% of the Special Bonus Base. The maximum bonus which Executive shall be entitled to receive is 167% of the Special Bonus Base. No bonus shall be payable pursuant to this Section 6(a)(v) if the Premium is less than 20%.

            (b)  Benefits on Termination.  In the event of any termination,
                 -----------------------
other than termination by Sensormatic for Cause, of Executive's employment with Sensormatic at any time following a "non-approved" Change in Control, Executive shall be entitled to the following benefits:

                 (i) Subject to Section 4 hereof, Sensormatic shall, as soon as practicable, pay to Executive a lump sum payment equal to the amount of any then unvested interest which Executive may have had on the date of such "non-approved" Change in Control (less any amount of such interest subsequently vested), and as supplemented thereafter through the date of such termination, in Sensormatic's profit sharing, ESOP or other retirement plans (other than the Retirement Plan); and

                 (ii) Unless a trust or other arrangement previously determined in writing to be satisfactory by a majority of the Previous Members of the Board of Directors then in office assuring payment of benefits to or for the benefit of Executive under Sensormatic's Retirement Plan in the event of a Change in Control has been previously established and is then in effect, Sensormatic shall take such steps as are necessary, within 30 days after such termination, to fully fund all of Executive's benefits under such Plan (after giving effect to the change in control provisions of such
     Plan) through paid-up insurance, annuity contracts and/or other similar means, so that the ultimate payment of benefits (at a rate not less than the greater of the rates in effect under such Plan at the date of such termination or immediately after such Change in Control) upon Executive's attaining retirement age under such Plan or upon his earlier death or disability (as defined in such Plan) (despite Executive's no longer being employed by Sensormatic) shall be assured beyond any reasonable doubt; provided, however, that either such manner
                                  --------  -------
     of funding shall be structured so as not to constitute "constructive receipt" by Executive of the benefits in question for income tax purposes, or the benefits in question shall be paid out in a lump sum, discounted to present value in the manner provided in Section 8(a). In addition, following any such termination which is involuntary, the non-competition provisions included in any such Plan shall have no force or effect.

            (c)  Additional Benefits In the Case of a Voluntary Termination.
                 ----------------------------------------------------------
Subject to Section 4 hereof, in the event of Executive's voluntary termination of employment with Sensormatic (other than by resignation contemplated in Section 10 hereof) within the 24-month period immediately following a "non-approved" Change in Control:

                 (i) Executive shall be entitled to receive, for each of the 6 months immediately following the effective date of such termination and irrespective of whether Executive commences new employment within such period, the greatest of (A) 1/12 of the amount of Executive's most recent rate of annual base salary, plus 1/12 of Executive's most recent annual bonus, (B) 1/12 of Executive's annual base salary and target bonus in effect immediately prior to the date of such Change in Control or (C) 1/12 of Executive's annual base salary and target bonus as specified in Section 2 hereof;

                 (ii) If Executive has not commenced new regular, full time employment during the first 6 months following the effective date of such termination, Executive shall receive for each of the 7th through 12th months following such effective date of termination in which Executive was not so employed for the entire month the amount payable under Section 6(c)(i) hereof;

                 (iii) Within 30 days after the effective date of such termination, Sensormatic shall pay to Executive an amount equal to his pro rata annual bonus for the year in which termination occurs, based on the target bonus for such year; provided; that if at the time of such
                                 --------
     termination, it is probable, based upon interim period results for the then-current fiscal year together with the current forecast for the remainder of such year, that the conditions to payment of the full amount of the target bonus will not be met, the amount of the bonus payment hereunder may be reduced accordingly; and

                 (iv) During that portion of the periods set forth in Sections 6(c)(i) and 6(c)(ii) hereof during which Executive has not commenced new regular, full time employment,

                    (x) Sensormatic shall continue to provide to Executive the fringe benefits enumerated in Sections 3(a), (b), (c) and (e) hereof on at least the same basis as in effect immediately prior to the Change in Control, and shall, if requested by Executive, provide Executive with office space appropriate for his level and in close proximity to the office he occupied at the time of the Change in Control, secretarial help and local and long distance telephone service; and

                    (y) Sensormatic shall provide Executive with appropriate out-placement services, including counseling and traveling expenses to such out-placement services, when necessary, as well as to potential job interviews when not paid by the potential employer, all without charge to Executive.

          (d)  Additional Benefits in Case of an Involuntary Termination.
               ---------------------------------------------------------
In the event of the involuntary termination (other than termination by Sensormatic for Cause) of Executive's employment with Sensormatic within the 36-month period immediately following a "non-approved" Change in Control:

               (i) Executive shall be entitled to receive, for each of the 18 months immediately following the effective date of such termination and irrespective of whether Executive commences new employment within such period, the greatest of (A) 1/12 of the amount of Executive's most recent rate of annual base salary, plus 1/12 of Executive's most recent annual bonus, (B) 1/12 of Executive's annual base salary and target bonus in effect immediately prior to the date of such Change in Control or (C) 1/12 of Executive's annual base salary and target bonus as specified in Section 2 hereof;

               (ii) If Executive has not commenced new regular, full time employment during the first 18 months following the effective date of such termination, Executive shall receive for each of the 19th through 24th months following such effective date of termination in which Executive was not so employed for the entire month the amount payable under Section 6(d)(i) hereof;

               (iii) During that portion of the periods set forth in Sections 6(d)(i) and 6(d)(ii) hereof during which Executive has not commenced new regular, full time employment, Executive shall be entitled to the benefits set forth in Section 6(c)(iv) hereof;

               (iv) Within 30 days after the effective date of such termination, Sensormatic shall pay to Executive an amount equal to his pro rata annual bonus for the year in which termination occurs, based on the target bonus for such year, subject to the proviso in Section 6(c)(iii) hereof; and

               (v) On the date of such termination, ownership of the car which Sensormatic was providing to Executive shall immediately be transferred to Executive free and clear of any liens or other obligations, if such car is then owned by Sensormatic. If such car is then leased, rather than owned, by Sensormatic, Executive shall continue to have the use of such car and Sensormatic shall continue to pay all lease payments and insurance premiums with respect thereto until the end of the then existing term, at which time Sensormatic shall purchase such car and shall transfer title to such car to Executive. If, on the date of such termination, Sensormatic is paying a car allowance to Executive in lieu of providing a car to Executive, for each month in which Sensormatic is obligated to make a monthly payment to Executive under Sections 6(d)(i) or 6(d)(ii) hereof, Executive shall receive 1/12 of the amount of Executive's most recent rate of annual car allowance.

          7.  Benefits on "Approved" Change in Control.
              ----------------------------------------

          (a)  Benefits Effective Upon Change in Control.
               -----------------------------------------

               (i) Subject to Section 4 hereof, in the event an "approved" Change in Control occurs, Executive shall be entitled to all of the rights and compensation set forth in Section 6(a) hereof.

               (ii) In the event that Executive voluntarily terminates his employment with Sensormatic (other than by resignation contemplated in Section 10 hereof) at any time following an "approved" Change in Control, Executive shall not be entitled to any benefits under this Agreement other than as set forth in Section 7(a)(i) hereof.

          (b)  Additional Benefits Upon Involuntary Termination.  In the event
               ------------------------------------------------
     that Executive's employment with Sensormatic is involuntarily terminated (other than for Cause) within the 36-month period following an "approved" Change in Control:

               (i) Executive shall be entitled to receive, for each of the first 12 months immediately following the effective date of such termination and irrespective of whether Executive commences new employment within such period, the greatest of (A) 1/12 of the amount of Executive's most recent rate of annual salary, plus 1/12 of the amount of Executive's most recent annual bonus, (B) 1/12 of Executive's annual base salary and target bonus in effect immediately prior to the date of such Change in Control or (C) 1/12 of Executive's annual base salary and target bonus as specified in Section 2 hereof;

               (ii) If Executive has not commenced new regular, full time employment during the first 12 months following the effective date of such termination, Executive shall receive for each of the 13th through 18th months following such effective date of termination in which Executive was not so employed for the entire month the amount payable under Section 7(b)(i) hereof;

               (iii) Within 30 days after the effective date of such termination, Sensormatic shall pay to Executive an amount equal to his pro rata annual bonus for the year in which termination occurs, based on the target bonus for such year, subject to the proviso in Section 6(c)(iii) hereof; and

               (iv) During that portion of the period set forth in Section 7(b)(i) hereof during which Executive has not commenced new regular, full time employment, Executive shall be entitled to all of the rights and compensation set forth in Section 6(c)(iv) hereof.

          (c) In the event of any termination of Executive's employment to which Section 6(c) or 6(d) or this Section 7 is applicable, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain, except as expressly set forth in Section 6(c) or 6(d) or this Section 7.

          8.  Benefits on Death or Disability.
              -------------------------------

          (a) In the event of Executive's death at any time within 36 months immediately following a Change in Control (whether "approved" or "non-approved") and prior to any termination of Executive's employment, or in the event that Executive had died prior to a Change in Control and that as of the date of such Change in Control there remain outstanding amounts payable under Sensormatic's Retirement Plan for Executive, unless in either case a trust or other arrangement previously determined in writing to be satisfactory by a majority of the Previous Members of the Board of Directors then in office assuring payment of benefits to or for the benefit of the Executive under such Plan in the event of a Change in Control has been previously established and is then in effect, Sensormatic shall promptly pay to Executive's designated beneficiary or Executive's heirs, executors, administrators or personal representatives (collectively, "Successors") all of the remaining benefits under such Plan to which Executive's Successors are then entitled, in the form of a lump sum payment equal to the amount of such benefits discounted to present value using an interest rate equal to the rate published by Pension Benefit Guaranty Corporation for the purpose of discounting pension benefits to present value in the event of a lump sum prepayment thereof, as then in effect, but such discount rate shall in no event be greater than ten percent (10%) per annum.
                                                         --- -----

          (b) In the event of Executive's death or permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended and in effect and interpreted as of the date of this Agreement) at any time within the 24-month period immediately following a Change in Control and prior to any termination of Executive's employment, Executive or Executive's Successors shall be entitled to all of the benefits of Executive provided under this Agreement as if Executive had voluntarily terminated his employment with Sensormatic (but without giving effect to Section 4 hereof or to the loss of benefits upon voluntary termination under Section 6(a)(v)(A) hereof), including, without limitation, those set forth in Section 6(a)(iii) hereof.

          (c) In the event of Executive's death or disability after termination of Executive's employment with Sensormatic, Executive or Executive's Successors shall be entitled to receive all remaining benefits to which Executive is entitled under this Agreement.

          9.  Termination for Cause.  In the event that Executive's employment
              ---------------------
with Sensormatic is terminated for Cause at any time after any Change in Control, whether "approved" or "non-approved", Executive shall not be entitled to any of the benefits set forth in Sections 6, 7 or 8 of this Agreement not yet received by him, except to the extent that Executive exercised rights prior to such termination with respect to options, Award Shares or Conversion Shares as provided under Sections 6(a)(i), 6(a)(ii), and 6(a)(iv) hereof (including by reference under Section 7(a)(i) hereof). The foregoing shall not affect any rights of Executive accrued other than by virtue of this Agreement. For purposes of this Agreement, Sensormatic shall be deemed to have terminated Executive's employment with Sensormatic for Cause only if such termination is effected for any of the following reasons:

          (a) gross neglect or willful misconduct by Executive in the performance of Executive's duties resulting in material economic harm to Sensormatic; or

          (b) the conviction of Executive for a felony involving moral turpitude under federal or state law;

provided, however, that the determination of the existence of the grounds
--------- -------
referred to in subparagraph (a) of this Section 9 shall be made, in good faith, only (i) by a majority of the Previous Members of the Board of Directors who are then in office with Sensormatic or a corporate successor of Sensormatic (provided that such majority shall consist of not less than two persons); and provided, further, that Executive shall be given prior written notice by the
--------  -------
Board of Directors of the intention to terminate him for Cause and the specific grounds for such termination, as determined in accordance with this Section 9, and shall be entitled to a hearing before such Previous Members of the Board of Directors (or a committee thereof designated by such Previous Members) before such termination becomes effective or (ii) if at least two Previous Members of the Board of Directors are not then in office, by a majority of the persons who are then, and were, for a period of two years immediately prior to such Change in Control, officers of Sensormatic (or, if Sensormatic is then a division, such persons who were previously such officers of Sensormatic and are then employed in an executive or managerial capacity in the division).

          10.  Involuntary Termination Events.  By way of illustration, and not
               ------------------------------
of limitation, each of the following events shall constitute involuntary termination of Executive's employment with Sensormatic, provided that Executive resigns from such employment within six months following such event, but in no case later than 36 months immediately following a Change in Control, and provided, further, that Executive shall not have consented to such event in writing:

          (a) Executive is assigned any duties or responsibilities that are materially inconsistent with Executive's position, office, duties, responsibilities or status immediately prior to the date of such Change in Control, or a material change is made in Executive's reporting responsibilities, titles or offices from those in effect immediately prior to such Change in Control, or Executive is removed from, or is not re-elected to, any such position or office, following such Change in Control, unless in connection with the termination of Executive's employment with Sensormatic for Cause or by reason of his death or disability; provided, however, that, in the event of an
                                   --------  -------
"approved" Change in Control, as a result of which Sensormatic becomes a division and not a separate corporation, a change to offices and titles in such division reasonably comparable to the previous offices and positions in Sensormatic and a reasonable change in reporting responsibilities shall not be deemed such a material change;

          (b) (i) Executive's annual rate of base salary or target bonus is reduced below the greater of the amounts (x) paid therefor immediately preceding the date of such Change in Control or (y) expressly set forth in Section 2 hereof, (ii) the formula for the calculation of Executive's bonus is changed in a manner that could reasonably be anticipated to decrease the amount payable thereunder or (iii) any other change is made with respect to Executive's salary or bonus that would violate Section 2;

          (c) a material reduction is made in the benefits set forth in paragraphs (a) through (g) of Section 3 hereof or to any additional benefits or perquisites which may have been granted to Executive subsequent to the date of this Agreement (other than changes made in benefit plans required by law or applicable regulations thereunder), as they may be in effect immediately prior to the date of such Change in Control, or if any increase is made in the cost to Executive for such benefits; or

          (d) Executive is transferred or required to transfer to a location outside of a 25-mile radius of Sensormatic's then-current headquarters in Palm Beach County or Broward County, Florida (or, if Executive's position was located outside of Palm Beach County or Broward County, Florida prior to such Change in Control, Executive is transferred or required to transfer to a location located more than 25 miles therefrom), or the principal place of business of Sensormatic in which Executive's major duties have been carried out is transferred to a location outside of a 25-mile radius of Sensormatic's then-current headquarters in Palm Beach County or Broward County, Florida.

          (e) Sensormatic fails to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets and/or business of Sensormatic within 15 days after a Reorganization Event or any other transaction occurring in connection with, as a result of or within 24 months following a Change in Control pursuant to which Sensormatic is not the surviving corporation.

          11.  Payments.  All monthly payments that Executive (or his
               --------
Successors) is entitled to receive under Sections 6 or 7 of this Agreement shall be paid by or on behalf of Sensormatic on or before the 10th day of each month in which payable, except that any regular payments required to be made under the plans referred to in Section 6(b) hereof shall be made in accordance with the terms of such plans. Any lump sum payable to Executive under Sections 6 or 8(a) of this Agreement shall be paid by or on behalf of Sensormatic within 10 days after Executive's right to such payment accrues.

          12.  Costs of Collection.  Sensormatic agrees upon demand to pay all
               -------------------
costs and expenses of Executive (including, without limitation, reasonable counsel fees and expenses) in connection with the enforcement, whether through negotiations, arbitration or legal proceedings or otherwise, of this Agreement and the collection of any benefits due to Executive hereunder.

          13.  No Effect on Employment.  This Agreement is not, and nothing
               -----------------------
hereby shall be deemed to create, a contract of employment between Sensormatic and Executive. The right of Sensormatic to terminate Executive's employment with Sensormatic or any subsidiary thereof, at any time at will or as otherwise provided in the Officer Agreement or any other agreement between Sensormatic and Executive, shall not be affected or limited by this Agreement and is specifically reserved. Further, this Agreement shall not be deemed to require Sensormatic to continue, or to continue unmodified, any benefit plan or policy, whether or not referred to in Section 3 hereof, provided that no Change in Control shall have occurred and no Attempted Change in Control shall have occurred and then be pending.

          14.  Conflicts with Other Agreements.  Nothing contained in or arising
               -------------------------------
out of this Agreement shall be deemed to discharge, release or modify the obligations of Sensormatic to Executive under the provisions of the Officer Agreement or any other agreement between them or of any plan or program of Sensormatic, regardless of whether the subject matter of any provision thereof is the same or similar to that of any provision of this Agreement, the rights and remedies of Executive under this Agreement and any other such agreement, plan or program being cumulative and not in substitution of each other; provided,
                                                                --------
however, that nothing in this Agreement shall entitle Executive to receive
-------
duplicative payments of salary, bonus or other benefits. Further, nothing in this Agreement shall diminish or otherwise adversely affect Executive's rights or benefits accruing as a consequence of his death or disability, at any time after a Change in Control, under the terms and conditions of the plans or programs of Sensormatic in which Executive is a participant immediately prior to any Change in Control and any additional plan or program of Sensormatic in which Executive is a participant at the time of Executive's death or disability.

          15.  Maintenance of Plans.  Sensormatic agrees that, for not less than
               --------------------
36 months after a Change in Control, it shall maintain in effect the plans and programs in which Executive is a participant immediately prior to such Change in Control (or comparable plans and programs) to the extent necessary to assure that the rights and benefits of Executive thereunder shall be no less favorable after such Change in Control than immediately prior thereto, provided, that Sensormatic shall in no event make any change in the event of or at any time after a Change in Control in the Retirement Plan resulting in a reduction of Executive's benefits thereunder.

          16.  Arbitration.  Any controversy or claim arising out of or relating
               -----------
to this Agreement shall be settled by arbitration before the American Arbitration Association in Miami, Florida, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Any costs, including, without limitation, attorneys' fees and disbursements, incurred by Executive in such arbitration or in connection with any appeal therefrom or any action brought to enforce or collect any such award or judgment thereon, shall be reimbursed by Sensormatic, provided, that Sensormatic shall not be required to reimburse Executive hereunder in the event that the arbitral panel or appeals court finds that Executive's claims and/or defenses are substantially without reasonable basis.

          17.  Survival.  This Agreement shall be binding on, enforceable
               --------
against and inure to the benefit of Executive and his heirs, executors, administrators, personal representatives, successors and assigns and Sensormatic and its successors and assigns, including, without limitation, any corporation with or into which Sensormatic is merged or consolidated, or any entity which acquires all or substantially all of the business and assets of Sensormatic, in connection with any Change in Control. In connection with any sale, merger or consolidation described in the preceding sentence, Sensormatic shall take all actions permissible under applicable law in order to cause such other corporation to expressly assume Sensormatic's liabilities, obligations and duties hereunder.

          18.  Notices.  Any notice given to a party pursuant to or in
               -------
connection with this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by Federal Express or a similar overnight courier service or by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated at the beginning of this Agreement or to such changed address as such party may subsequently give such notice of.

          19.  Severability.  If any provision of this Agreement is found to be
               ------------
invalid or unenforceable by a court of competent jurisdiction or an arbitral panel under Section 16 hereof, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

          20.  Governing Law.  This Agreement shall in all respects be governed
               -------------
by and construed in accordance with the laws of the State of Florida applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

                                    SENSORMATIC ELECTRONICS CORPORATION

                                    By: /s/ Robert A. Vanourek
                                       --------------------------------

                                    Title:  President and Chief Executive
                                            -----------------------------
                                            Officer
                                            -------

                                    Executive: /s/ John P. Smith
                                              -------------------

SCHEDULE I

                          Applicable Retirement Plans

1.   Supplemental Executive Retirement Plan

                                                             Exhibit (e)(4)(xix)
                                                             -------------------

                                   AMENDMENT


This Amendment to the Agreement, dated September 14, 1998 (the "Change in Control Agreement") between Sensormatic Electronics Corporation, a Delaware corporation having its principal place of business at 951 Yamato Road, Boca Raton, Florida 33431 ("Sensormatic") and John P. Smith, and individual whose address is 2202-2204 Courtside Road, Boca Raton, Florida 33433 ("Executive"), is dated and effective as of January 11, 1999 (the "Effective Date").

                              W I T N E S S E T H

WHEREAS, as of the Effective Date, Executive has been promoted to the position of Senior Vice and President - European Operations; and

WHEREAS, the parties agree that Executive should be entitled to a level of change in control benefits commensurate with that offered by Sensormatic to its other senior vice presidents;

NOW THEREFORE, the parties agree to amend the Change in Control Agreement as follows:

1.   Executive's Special Bonus Base shall equal a multiple of two (2).  In
     Section 6(a)(v)(A), line 11, replace "one (1)" with "two (2)".

2. In the event of Executive's involuntary termination (other than for cause) within the 36 month period following an "approved" Change in Control, Executive shall be entitled to receive base and targeted bonus compensation for a period of not less than 18 months, not to exceed 24 months. In Section 7(b)(i), line 1, replace "12" with "18". In Section 7(b)(ii), line 2, replace "12" with "18"; in line 3, replace "13th" with "19th" and "18th" with "24th".

3. Except as expressly provided herein, all terms and provisions of the Change in Control Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Change in Control Agreement as of the date first set forth above.

Sensormatic Electronics Corporation                John P. Smith

By: /s/ Robert A. Vanourek                         By: /s/ John P. Smith
   ------------------------------------------         -------------------------
Print Name:   Robert A. Vanourek
           ---------------------
Title:  President and Chief Executive Officer
      ---------------------------------------